Exhibit 99.4

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Registration Statement of Federated Department Stores, Inc. (“Federated”) on Amendment No. 3 to the Form S-4 (“Registration Statement”) and in the Joint Proxy Statement/Prospectus of Federated and The May Department Stores Company (“May”), which is part of the Registration Statement, of our opinion dated February 27, 2005 appearing as Annex B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of our Financial Advisors—Opinions of May’s Financial Advisors” and “The Merger—Background of the Merger”, “—May’s Reasons for the Merger and Recommendation of May’s Board of Directors” and “—Opinions of May’s Financial Advisors—Morgan Stanley”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Aisha De Sequeira
Aisha De Sequeira
Managing Director

New York, New York
May 26, 2005